Exhibit 99.1

American Financial Group, Inc. Announces

First Quarter Earnings

•	Core net operating earnings $0.86 per share

•	Adjusted book value per share $40.07; growth of 4% since year end 2011

•	Repurchased 1.5 million shares during the quarter

•	Full year 2012 core net operating earnings guidance increased to $3.40 – $3.80 per share

Cincinnati, Ohio – April 30, 2012 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2012 first quarter net earnings attributable to shareholders of $113 million ($1.14 per share), compared to $88 million ($0.83 per share) reported for the 2011 first quarter. Per share results reflect the impact of share repurchases in 2012 and 2011. The 2012 first quarter results include $28 million in net realized gains compared to $3 million in net realized losses in the prior year period. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $1.44 to $40.07 per share during the quarter.

Core net operating earnings were $85 million ($.86 per share) for the 2012 first quarter, compared to $91 million ($0.85 per share) for the 2011 first quarter. Higher profit in our Annuity and Supplemental Insurance (“A&S”) Group was more than offset by lower underwriting profit in our Specialty Property and Casualty Insurance (“P&C”) operations and lower P&C investment income. Our annualized core operating return on equity was 9%.

Effective January 1, 2012, AFG retrospectively adopted new guidance issued by the Financial Accounting Standards Board related to the accounting for costs associated with acquiring or renewing insurance contracts. Accordingly, results for 2011 have been adjusted to reflect the impact of the adoption, which resulted in a reduction in AFG’s December 31, 2011 shareholders’ equity of approximately $134 million (3%).

During the first quarter of 2012, AFG repurchased 1.5 million shares of common stock at an average price per share of $37.91.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include realized investment gains and losses and may not be indicative of its ongoing core operations. The following table reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended March 31,
	2012	2011 (as adjusted)
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$85	$91
Realized gains (losses)	28	(3)

Net earnings attributable to shareholders	$113	$88

Components of Earnings Per Share:
Core net operating earnings	$0.86	$0.85
Realized gains (losses)	0.28	(0.02)

Diluted Earnings Per Share	$1.14	$0.83

Footnote (a) is contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “AFG reported strong results in the 2012 first quarter, demonstrating the effectiveness of our specialization strategy and the discipline of our business leaders. The year is off to a good start with solid property and casualty insurance profitability and record earnings in our Annuity and Supplemental operations.

“We remain committed to deploying excess capital in an effective manner. AFG’s share repurchases during the first quarter of 2012 were made at approximately 95% of the Company’s March 31, 2012 book value per share. With approximately $770 million in excess capital at March 31, 2012 (including parent company cash of $378 million), our financial strength also positions us for healthy, profitable organic growth through the introduction of new products and services, and for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our return thresholds.

“Based on results in our A&S Insurance Group for the first three months of 2012, we have increased our 2012 core net operating earnings guidance to $3.40 – $3.80 per share, up from $3.30 – $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Results

The P&C specialty insurance operations generated an underwriting profit of $48 million in the 2012 first quarter, compared to $55 million in the first quarter of 2011. The combined ratio was 92%, compared to 91% in the comparable prior year period. Lower profits in our Property and Transportation Group were offset somewhat by improved results in our Specialty Casualty Group.

Gross and net written premiums were up 9% and 4%, respectively, in the 2012 first quarter compared to the same quarter a year earlier, due primarily to increased premiums in our Specialty Casualty segment. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $27 million in the first quarter of 2012, compared to $36 million in the first quarter of 2011. Improved results in our crop insurance operations were more than offset by lower underwriting profits in our property and inland marine and transportation businesses, primarily the result of lower favorable prior year reserve development. Catastrophe losses in this group were nominal, compared to $5 million in the comparable 2011 period. Gross written premiums were up 3% in this group during the first quarter of 2012 primarily due to higher winter wheat commodity prices and market firming in our property and inland marine businesses, which were offset somewhat by lower gross written premiums in our transportation businesses. Net written premiums were down 2% resulting from increased cessions of our winter wheat business. Pricing was up approximately 2% for the quarter, our biggest quarterly increase in this group in six years.

The Specialty Casualty Group reported an underwriting profit of $4 million in the first quarter of 2012, compared to $1 million in the first quarter of 2011. Higher profitability in our international, general liability and workers’ compensation businesses were largely offset by lower favorable reserve development in our excess and surplus lines and executive liability businesses. Gross and net written premiums for the first quarter of 2012 were both up 15%. While nearly all businesses in this group reported growth, our workers’ compensation and excess and surplus businesses were primary drivers of the higher premiums. Increased business opportunities arising from increased exposures and general market hardening have contributed to the increased premiums recorded in this group. Pricing was up approximately 4% for the quarter, representing the highest increase in this group since mid- 2005.

The Specialty Financial Group reported an underwriting profit of $16 million in the first quarter of 2012, virtually unchanged from the comparable 2011 period. Nearly all of the businesses in this group achieved excellent underwriting margins during the quarter. Higher gross written premiums resulted primarily from a service contracts business initiated in the second quarter of 2011. All of these premiums were ceded under a reinsurance agreement. Additionally, planned reductions in coastal and near-coastal property exposures in our financial institutions business contributed to decreases in both gross and net written premiums for the quarter. Pricing in this group was flat for the first quarter of 2012.

Carl Lindner III noted: “I am encouraged by the momentum in price increases that we are achieving and feel good about the opportunity for sequential increases in pricing in subsequent quarters. A large dose of patience, coupled with a commitment to appropriate pricing and careful risk selection have served us well and continue to be focus areas, especially as we see new business opportunities and hardening of rates in many of our markets. Almost all of our businesses continued to achieve solid underwriting profits.”

Annuity and Supplemental Insurance Results

The A&S Insurance Group reported record first quarter pretax operating earnings of $67 million in 2012, compared to $54 million in the comparable 2011 period. The 2012 results reflect higher earnings in our fixed annuity operations as well as improved results in our supplemental insurance lines. Higher profitability in our fixed annuity operations was primarily the result of a larger base of invested assets. In our supplemental insurance lines, Medicare supplement results were significantly higher than last year due primarily to improved loss experience and lower policy lapses. In addition, the significant stock market increase in the first quarter of 2012 had a positive impact on results in our variable and fixed indexed annuity blocks.

Statutory premiums of $906 million in the first quarter of 2012 were 16% higher than the first quarter of 2011 primarily due to increased sales of fixed indexed annuities. Sales of traditional single premium annuities and annuities sold in the 403(b) market were lower when compared to the first quarter of 2011.

Craig Lindner explained: “Based on the first quarter 2012 results, we now expect the A&S Insurance Group’s full year 2012 pretax core operating earnings to be 15-20% higher than the 2011 results, up from the increase of 10-15% we previously estimated. Despite the challenging investment and economic environments, our teams have remained focused on developing consumer-friendly products that are appealing to the market, adding more agents and expanding our distribution channels. Above all, we will continue to maintain the financial strength and stability that is important to our policyholders and agents.”

Investments

AFG recorded first quarter net realized gains of $28 million after tax, primarily from the sale of a portion of our remaining interest in Verisk Analytics. AFG continues to hold 2.5 million shares of Verisk with an unrealized gain of $113 million as of March 31, 2012. Unrealized gains on fixed maturities were $541 million, after tax, after DAC, an increase of $82 million since year end 2011. Our portfolio continues to be high quality, with 88% of our fixed maturity portfolio rated investment grade and 96% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories. P&C investment income was approximately 5% lower than the comparable 2011 period, in line with our expectations.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products such as Medicare supplement. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; changes in persistency of in-force policies; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity bank distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2012 first quarter results at 11:30 am (ET) tomorrow, Tuesday, May 1, 2012. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 69688239. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will also be available two hours following the completion of the call and will remain available until 11:59 pm (ET) on May 8, 2012. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the conference ID 69688239. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the webcast link within the Investor Relations section. An archived webcast will be available immediately after the call via a link on the Investor Relations page until May 8, 2012 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Websites:
	Assistant Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-

(Financial summaries follow)

This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG12-07

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2012	2011 (as adjusted)
Revenues
P&C insurance premiums	$603	$599
Life, accident & health premiums	105	110
Investment income	322	300
Realized gains (losses)	44	(3)
Income (loss) of managed investment entities:
Investment income	29	25
Loss on change in fair value of assets/liabilities	(29)	(33)
Other income	39	41

	1,113	1,039

Costs and expenses
P&C insurance losses & expenses	555	544
Annuity, life, accident & health benefits & expenses	269	262
Interest on borrowed money Expenses of managed investment entities	21 19	21 18
Other operating and general expenses	103	92

	967	937

Operating earnings before income taxes	146	102
Provision for income taxes(b)	58	48

Net earnings including noncontrolling Interests	88	54
Less: Net earnings (loss) attributable to noncontrolling interests	(25)	(34)

Net earnings attributable to shareholders	$113	$88

Diluted Earnings per Common Share	$1.14	$.83

Average number of Diluted Shares	99.4	106.2

Selected Balance Sheet Data:	March 31, 2012	December 31, 2011 (as adjusted)
Total Cash and Investments	$26,478	$25,577

Long-term Debt	$931	$934

Shareholders’ Equity(c)	$4,580	$4,411
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(c)	$3,894	$3,779
Book Value Per Share:
Excluding appropriated retained earnings	$45.65	$43.32
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$40.07	$38.63

Common Shares Outstanding	97.2	97.8

Footnotes (b) and (c) are contained in the accompanying Notes To Financial schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(Dollars in Millions)

	Three months ended March 31,		% Change
	2012	2011
Gross written premiums	$823	$753	9%

Net written premiums	$607	$584	4%

Ratios (GAAP) — as adjusted:
Loss & LAE ratio	57%	57%
Expense ratio	35%	34%

Combined Ratio	92%	91%

Supplemental: (d)
Gross Written Premiums:

Property & Transportation	$328	$318	3%
Specialty Casualty	366	319	15%
Specialty Financial	129	116	11%
Other	—	—	—

	$823	$753	9%

Net Written Premiums:
Property & Transportation	$250	$254	(2%)
Specialty Casualty	247	214	15%
Specialty Financial	93	98	(5%)
Other	17	18	—

	$607	$584	4%

Combined Ratio (GAAP) — as adjusted:
Property & Transportation	90%	86%
Specialty Casualty	98%	99%
Specialty Financial	85%	86%

Aggregate Specialty Group	92%	91%

	Three months ended March 31,		Three months ended March 31,
	2012	Points on Combined Ratio	2011	Points on Combined Ratio
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$10	4	$22	9
Specialty Casualty	1	1	—	—
Specialty Financial	7	7	(4)	(4)
Other	1	—	3	—

	$19	3	$21	4

Footnote (d) is contained in the accompanying Notes To Financial schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY & SUPPLEMENTAL INSURANCE GROUP

STATUTORY PREMIUMS

(Dollars in Millions)

	Three months ended March 31,		% Change
	2012	2011
Retirement annuity premiums:
Fixed annuities	$82	$101	(19%)
Indexed annuities	431	281	53%
Bank annuities	275	271	1%
Variable annuities	15	19	(21%)

	803	672	19%

Supplemental insurance	95	98	(3%)
Life insurance	8	9	(11%)

Total statutory premiums	$906	$779	16%

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

a) GAAP to Non GAAP Reconciliation-Components of core net operating earnings:

In millions	Three months ended March 31,
	2012	2011 (as adjusted)
P&C operating earnings	$100	$123

Annuity & supplemental insurance operating earnings	67	54
Interest & other corporate expense	(39)	(38)

Core operating earnings before income taxes	128	139
Related income taxes	43	48

Core net operating earnings	$85	$91

b) Operating income before income taxes includes $28 million in 2012 and $35 million in 2011 in non-deductible losses attributable to noncontrolling interests related to managed investment entities, increasing the effective tax rate by 6% and 12%, respectively.

c) Shareholders’ Equity at March 31, 2012 includes $541 million ($5.58 per share) in unrealized gains on fixed maturities and $145 million ($1.49 per share) of retained earnings appropriated to managed investment entities. Shareholders’ Equity at December 31, 2011 includes $459 million ($4.69 per share) in unrealized after-tax gains on fixed maturities and $173 million ($1.76 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

d) Supplemental Notes:

•

Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•

Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•

Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.